Exhibit 3.1
AMENDED AND RESTATED BY-LAWS
OF
BOB EVANS FARMS, INC.
(As Amended and Restated August 23, 2011)
ARTICLE I
OFFICES
Section 1.01. Registered Office. The registered office of the corporation shall be in the City of Wilmington, County of New Castle, State of Delaware.
Section 1.02. Business Offices. The corporation may also have offices at such other places both within and without the State of Delaware as the board of directors may from time to time determine or the business of the corporation may require.
ARTICLE II
MEETINGS OF STOCKHOLDERS
Section 2.01. Place of Meetings. All meetings of the stockholders shall be held at such place either within or without the State of Delaware as shall be designated from time to time by the board of directors and stated in the notice of the meeting.
Section 2.02. Annual Meetings. Annual meetings of stockholders for the purpose of electing directors and for the transaction of such other proper business as may come before such meetings shall be held on the second Monday in September if not a legal holiday, and if a legal holiday, then on the next day following, or on such other date as shall be designated from time to time by the board of directors and stated in the notice of the meeting.
Section 2.03. Notice of Annual Meeting. Notice of the annual meeting stating the place, date and hour of the meeting shall be given to each stockholder entitled to vote at such meeting not less than ten nor more than sixty days before the date of the meeting.
Section 2.04. List of Stockholders. The officer who has charge of the stock ledger of the corporation shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held which place shall be specified in the notice of the meeting, or, if not so specified, at the corporation’s principal office. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

Section 2.05. Special Meetings. Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the certificate of incorporation, may be called by the chief executive officer and shall be called by the chief executive officer or secretary at the request in writing of two-thirds of the board of directors or of the holders of a majority of the stock issued and outstanding and entitled to vote on the date such request was received by the corporation. Such request shall state the purpose or purposes of the proposed meeting.
Section 2.06. Notice of Special Meetings. Notice of a special meeting stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called, shall be given not less than ten nor more than sixty days before the date of the meeting, to each stockholder entitled to vote at such meeting.
Section 2.07. Director Nominations and Stockholder Business.
(a) Notice of Nominations of Director Candidates at Annual Meetings. At any annual meeting of stockholders, only persons nominated in accordance with this section shall be eligible to serve as directors of the corporation. For any annual meeting, nominations of persons for election as a director of the corporation may be made only (i) by or at the direction of the board of directors, or (ii) by a stockholder of the corporation who (A) was a stockholder of record at the time notice was given for the meeting, (B) is a stockholder at the time of the annual meeting, (C) is entitled to vote at the annual meeting and (D) has complied with all of the requirements of this Section 2.07(a).
Any stockholder nomination must be made pursuant to a timely notice to the secretary of the corporation. To be timely, a stockholder’s notice must be received by the secretary not more than 120 days and not less than 90 days in advance of the anniversary date of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is advanced or delayed (other than as a result of adjournment) by more than 30 days from the anniversary date of the preceding year’s annual meeting, the secretary must receive the notice no later than the close of business on the later of (i) the 90th day before the annual meeting or (ii) the close of business on the 10th day following the day on which public disclosure of the date of the annual meeting is first made. For purposes of this section “public disclosure” means disclosure by press release or other method (or combination of methods) that is designed to provide broad, non-exclusionary distribution of the information to the public or by a filing with the Securities and Exchange Commission. In no event shall any postponement or adjournment of an annual meeting commence a new time period for the giving of a stockholder’s notice of a nomination.

Every notice by a stockholder pursuant to this Section 2.07(a) shall set forth:
(i)	the name and address, as they appear on the corporation’s books, of the stockholder of the corporation giving the notice and who intends to make a nomination and of any Stockholder Related Person (as defined below);
(ii)	(A) the class and number of shares of the corporation’s stock which are held of record or are beneficially owned by such stockholder and by any Stockholder Related Person, (B) and any option, warrant, convertible security or similar right with an exercise or conversion privilege with an exercise price, conversion right or other payment or settlement mechanism related to any class of the corporation’s shares whether or not subject to settlement in the corporation’s shares (collectively, “Derivative Instruments”) directly or indirectly held by the stockholder and any Stockholder Related Person, and the stockholder’s written representation as to the accuracy of the foregoing;
(iii)	a description of (A) any derivative positions in any securities of the corporation that are owned beneficially or of record by the stockholder or any Stockholder Related Person, (B) any hedging or other transaction or series of transactions, agreement, arrangement or understanding with respect to any of the corporation’s securities entered into or made by such stockholder or any Stockholder Related Person, (C) any short interest in any security of the corporation (which shall be present if such person has the opportunity to profit, directly or indirectly from any decrease in the value of the subject security), (D) any rights to dividends on shares of the corporation that are separated or separable from the underlying shares, (E) any proportionate interest in shares of the corporation or Derivative Instruments held, directly or indirectly, by any general or limited partnership in which the stockholder is a general partner, and (F) any performance related fees that such stockholder is entitled to based on any increase or decrease in the value of the corporation’s shares or Derivative Instruments, which description shall be updated upon any changes in the foregoing after the date of the notice but prior to the date of the meeting;
(iv)	a description of any proxy, transaction, agreement, arrangement or understanding pursuant to which such stockholder or any Stockholder Related Person has a right to vote any of the corporation’s securities;
(v)	a description of all arrangements or understandings between or among the stockholder, any Stockholder Related Person and each nominee;

(vi)	all information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission if the nominee had been nominated by the board of directors;
(vii)	the written consent of each nominee to serve as director of the corporation if so elected and a statement as to whether the nominee, if elected, intends to tender, promptly following such person’s election, an irrevocable resignation effective upon (A) such person’s failure to receive the required vote for reelection at the next meeting at which the person to would face reelection and (B) acceptance of the resignation by the board of directors;
(viii)	a representation that the stockholder (A) owns the stated shares of the corporation, (B) intends to hold them through the date of the annual meeting and (C) intends to appear at the meeting to make the nomination specified in the notice;
(ix)	whether the stockholder or any Stockholder Related Person intends to deliver a proxy statement and form of proxy to the holders of the corporation’s shares regarding the election of such nominee(s);
(x)	a written statement from each nominee that such nominee is not and will not become a party to any agreement, arrangement or understanding (A) that could limit or interfere with such person’s ability, if elected, to carry out such person’s fiduciary duties as a director of the corporation or (B) with any person other than the corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service as a director of the corporation; and
(xi)	a director questionnaire (which is available from the secretary upon request), regarding matters related to the nominee’s independence and such other matters as may be contained thereon, completed and signed by each nominee.
For purposes of Section 2.07, a “Stockholder Related Person” of any stockholder means (i) a person controlling, directly or indirectly, or acting in concert with, such stockholder, (ii) any beneficial owner of shares of stock of the corporation owned of record or beneficially by such stockholder and (iii) any person controlling, controlled by or under common control with such Stockholder Related Person.

(b) Notice of Nominations of Director Candidates at Special Meetings. At any special meeting of the stockholders, only persons nominated in accordance with this section shall be eligible to serve as directors of the corporation. For any special meeting, nominations of persons for election as a director of the corporation may be made only (i) by or at the direction of the board of directors, or (ii) provided that the board of directors has determined that directors shall be elected at the special meeting, by a stockholder of the corporation who (A) was a stockholder of record at the time notice was given for the meeting, (B) is a stockholder at the time of the special meeting, (C) is entitled to vote at the special meeting and (D) has complied with all of the requirements of this Section 2.07(b).
Any stockholder nomination must be made pursuant to a timely notice to the secretary of the corporation. To be timely, a stockholder’s notice must be received by the secretary not more than 120 days and not less than 90 days prior to the date of the special meeting; provided, however, that if the first public disclosure (as defined in Section 2.07(a) above) of such special meeting is less than 100 days prior to the date of the special meeting, the secretary must receive the notice no later than the close of business on the 10th day following the day on which public disclosure is first made of the date of the special meeting and the nominees proposed by the board of directors to be elected at such meeting. In no event shall any postponement or adjournment of a special meeting commence a new time period for the giving of a stockholder’s notice of a nomination. Any notice of a stockholder nomination pursuant to this Section 2.07(b) shall include all of the information required to be set forth by clauses (i) through (xi) of the third paragraph of Section 2.07(a).
(c) Notice of Business Other than Director Nominations at Annual Meeting. At any annual meeting of the stockholders, only business brought in accordance with this section shall be conducted. For any annual meeting, business may be brought before the meeting only (i) by or at the direction of the board of directors, or (ii) by a stockholder of the corporation who (A) was a stockholder of record at the time notice was given for the meeting, (B) is a stockholder at the time of the meeting, (C) is entitled to vote at the meeting and (D) has complied with all of the requirements of this Section 2.07(c).
Business may be brought before an annual meeting only pursuant to a timely notice to the secretary of the corporation. To be timely, a stockholder’s notice must be received by the secretary not more than 120 days and not less than 90 days in advance of the anniversary date of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is advanced or delayed (other than as a result of adjournment) by more than 30 days from the anniversary of the preceding year’s annual meeting, the secretary must receive the notice no later than the close of business on the later of (i) the 90th day before the annual meeting or (ii) the close of business on the 10th day following the day on which public disclosure (as defined in Section 2.07(a) above) of the date of the annual meeting is first made.

Every notice by a stockholder pursuant to this Section 2.07(c) shall set forth:
(i)	the name and address, as they appear on the corporation’s books, of the stockholder of the corporation giving the notice and who intends to bring such business and of any Stockholder Related Person (as defined in Section 2.07(a) above);
(ii)	(A) the class and number of shares of the corporation’s stock which are held of record or are beneficially owned by such stockholder and by any Stockholder Related Person, (B) any Derivative Instruments directly or indirectly held by the stockholder or any Stockholder Related Person, and the stockholder’s written representation as to the accuracy of the foregoing;
(iii)	the information required by clause (iii) of the third paragraph of Section 2.07(a) above;
(iv)	a description of any proxy, transaction, agreement, arrangement or understanding pursuant to which such stockholder or any Stockholder Related Person has a right to vote any of the corporation’s securities;
(v)	a description of any material interest of the stockholder or any Stockholder Related Person in such business;
(vi)	a representation that the stockholder (A) owns the stated _____shares of the corporation, (B) intends to hold them through the date of the annual meeting and (C) intends to appear at the meeting to present the business specified in the notice; and
(vii)	whether the stockholder or any Stockholder Related Person intends to deliver a proxy statement and form of proxy to the holders of the corporation’s shares regarding such business.
(d) Notice of Business Other than Director Nominations at Special Meeting. At any special meeting of the stockholders, only business brought in accordance with this section shall be conducted. For any special meeting, business may be brought before the meeting only (i) by or at the direction of the board of directors; or (ii) by a stockholder of the corporation who (A) was a stockholder of record at the time notice was given for the meeting, (B) is a stockholder at the time of the meeting, (C) is entitled to vote at the meeting and (D) has complied with all of the requirements of this Section 2.07(d).

Business may be brought before a special meeting only pursuant to a timely notice to the secretary of the corporation. To be timely, a stockholder’s notice must be received by the secretary not more than 120 days and not less than 90 days in advance of the date of the special meeting; provided, however, that if the first public disclosure (as defined in Section 2.07(a) above) of such special meeting is less than 100 days prior to the date of the special meeting, the secretary must receive the notice no later than the close of business on the 10th day following the day on which public disclosure is first made of the date of the special meeting and of the business to be conducted at such meeting. In no event shall any postponement or adjournment of a special meeting commence a new time period for the giving of a stockholder’s notice of business. Any notice of business pursuant to this Section 2.07(d) shall include all of the information required to be set forth by clauses (i) through (vii) of the third paragraph of Section 2.07(c).
(e) General. No nominations shall be considered and no business shall be conducted at any meeting except in accordance with the provisions of this Section 2.07. At any meeting of stockholders, the presiding officer may declare out of order and disregard any nomination or other business that was not properly brought before the meeting in accordance with this Section 2.07. If the stockholder does not appear in person or by proxy at the meeting to present the nominee(s) or business, such proposed nominee(s) or business shall not be considered or transacted.
Notwithstanding the foregoing provisions of this Section 2.07, a stockholder shall also comply with all applicable requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations thereunder with respect to the matters set forth in this Section 2.07. Nothing in this Section 2.07 shall be deemed to affect any rights of, or limitations on, stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or any successor rule or regulation. To the extent a stockholder submits a proposal for inclusion in the corporation’s proxy statement for an annual meeting that is appropriate for inclusion therein and otherwise complies with and satisfies the requirements of Rule 14a-8 under the Exchange Act, the requirements of this Section 2.07 shall be deemed to have been satisfied.
Section 2.08. Quorum. The holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the certificate of incorporation. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the meeting as originally notified. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 2.09. Vote Required. When a quorum is present at any meeting, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which by express provision of the statutes or of the certificate of incorporation or by-laws a different vote is required in which case such express provision shall govern and control the decision of such question.
Section 2.10. Voting Rights; Proxies. Unless otherwise provided in the certificate of incorporation, each stockholder shall at every meeting of the stockholders be entitled to one vote in person or by proxy for each share of the capital stock having voting power held by such stockholder, but no proxy shall be voted on after eleven months from its date, unless the proxy provides for a longer period.
Section 2.11. Action Without Meeting. Unless otherwise provided in the certificate of incorporation, any action required to be taken at any annual or special meeting of stockholders of the corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by all of the holders of outstanding stock who would be entitled to notice of such meeting.
ARTICLE III
DIRECTORS
Section 3.01. Number of Directors. The number of directors of the corporation shall be not less than nine (9) nor more than fifteen (15). Initially there shall be nine (9) directors and thereafter the number of directors shall be as provided from time to time in the by-laws, provided that no amendment to the by-laws decreasing the number of directors shall have the effect of shortening the term of any incumbent director, and provided further that no action shall be taken by the directors (whether through amendment of the by-laws or otherwise) to increase the number of directors as provided in the by-laws from time to time unless at least eighty percent (80%) of the directors then in office shall concur in said action. Directors need not be stockholders.
Without limiting the term of any director previously elected, directors elected to the board of directors at or after the annual meeting of stockholders held in 2011 shall hold office until the first annual meeting of stockholders following their election and until his or her successor shall have been duly elected and qualified or until the director’s earlier death, resignation or removal.

Section 3.02. Vacancies. Vacancies and newly-created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, or by a sole remaining director, and the directors so chosen shall hold office until the next election of directors and until their successors are duly elected and shall qualify, or until such director’s earlier resignation, removal or death. If there are no directors in office, then an election of directors may be held in the manner provided by applicable statute and these by-laws.
Section 3.03. Authority of Board of Directors. The business of the corporation shall be managed by or under the direction of its board of directors which may exercise all such powers of the corporation and do all such lawful acts and things as are not by statute or by the certificate of incorporation or by these by-laws directed or required to be exercised or done by the stockholders.
Section 3.04. Voting in Director Elections; Resignation.
(a) Except as provided in Section 3.02 of these by-laws or as provided in paragraph (b) of this Section 3.04, each director shall be elected by the vote of the majority of the votes cast with respect to that director’s election at any meeting for the election of directors at which a quorum is present. For purposes of this section, a majority of the votes cast means that the number of shares voted “for” a director must exceed 50% of the votes cast with respect to that director. Votes cast “against” a director will count as votes cast, but “abstentions” will not count as votes cast with respect to that director.
(b) In any contested election, the nominees receiving a plurality of the votes cast by holders of shares represented in person or by proxy at any meeting at which a quorum is present and entitled to vote on the election of directors shall be elected. For purposes of this Section 3.04, a “contested election” shall exist if the number of nominees for election as directors at the meeting in question nominated by (i) the board of directors, (ii) any stockholder, or (iii) a combination thereof exceeds the number of directors to be elected. The determination as to whether an election is a contested election shall be made as of the record date for the meeting in question. Once an election is determined to be a contested election, the plurality standard shall remain in effect through the completion of the meeting, regardless whether the election ceases to be a contested election after the record date but prior to the meeting.
(c) In order for any incumbent director to become a nominee of the board of directors for further service as a director, such person must submit an irrevocable resignation to the board of directors, contingent upon (i) that person not receiving more than 50% of the votes cast, and (ii) acceptance of the resignation by the board in accordance with policies and procedures adopted by the board.

The board of directors, acting on the recommendation of the Nominating and Corporate Governance Committee, shall, within 90 days of receiving the certified vote pertaining to such election, determine whether to accept the resignation of an unsuccessful incumbent, and in making this determination the board may consider any factors or other information that it deems appropriate or relevant. The Nominating and Corporate Governance Committee and the board of directors expect an unsuccessful incumbent to voluntarily recuse himself or herself from participation in such deliberations.
Section 3.05. Place of Meetings. The board of directors of the corporation may hold meetings, both regular and special, either within or without the State of Delaware.
Section 3.06. Regular Meetings. A regular meeting of the board of directors shall be held immediately after the annual meeting of stockholders at the same place as such annual meeting is held and no notice of such meeting shall be necessary to the newly elected directors in order legally to constitute the meeting, provided a quorum shall be present. In the event such meeting is not held at the time and place provided herein, the meeting may be held at such time and place as shall be specified in a notice given as hereinafter provided for special meetings of the board of directors, or as shall be specified in a written waiver signed by all of the directors. Other regular meetings of the board of directors may be held without notice at such time and at such place as shall from time to time be determined by the board. Unless otherwise restricted by the certificate of incorporation or these by-laws, members of the board of directors, or any committee designated by the board of directors, may participate in a meeting of the board of directors, or any committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.
Section 3.07. Special Meetings. Special meetings of the board of directors may be called by the chairman of the board or the chief executive officer on three days’ notice to each director, either personally or by mail, telephone or facsimile transmission; special meetings shall be called by the chairman of the board, the chief executive officer or the secretary in like manner and on like notice on the written request of two directors.
Section 3.08. Quorum. At all meetings of the board of directors a majority of the directors shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the board of directors, except as may be otherwise specifically provided by statute or by the certificate of incorporation. If a quorum shall not be present at any meeting of the board of directors the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.
Section 3.09. Action Without Meeting. Unless otherwise restricted by the certificate of incorporation or these by-laws, any action required or permitted to be taken at any meeting of the board of directors or of any committee thereof may be taken without a meeting, if all members of the board of directors or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the board of directors or committee.

Section 3.10. Committees of Directors. The board of directors may, by resolution passed by a majority of the whole board, designate one or more committees, each committee to consist of not less than three directors of the corporation. The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.
In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member.
Any such committee, to the extent provided in the resolution of the board of directors, shall have and may exercise all the powers and authority of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the certificate of incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the corporation’s property and assets, recommending to the stockholders a dissolution of the corporation or a revocation of a dissolution; and, unless the resolution or the certificate of incorporation expressly so provide, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the board of directors.
Section 3.11. Committee Minutes. Each committee shall keep regular minutes of its meetings and report the same to the board of directors when required.
Section 3.12. Compensation of Directors. Unless otherwise restricted by the certificate of incorporation or these by-laws, the board of directors shall have the authority to fix the compensation of directors. The directors may be paid their expenses, if any, of attendance at each meeting of the board of directors and may be paid a fixed sum for attendance at each meeting of the board of directors or a stated salary as director. No such payment shall preclude any director from serving the corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

Section 3.13. Removal. Notwithstanding any other provisions of the certificate of incorporation or the by-laws of the corporation (and notwithstanding the fact that some lesser percentage may be specified by law, the certificate of incorporation or the by-laws of the corporation), any director or the entire board of directors of the corporation may be removed from office at any time, with or without cause, but only by the affirmative vote of the holders of at least eighty percent (80%) of all of the outstanding shares of capital stock of the corporation entitled to vote on the election of directors at a meeting of stockholders called for that purpose, except that if the board of directors, by an affirmative vote of at least two-thirds (66 2/3%) of the entire board of directors, recommends removal of a director to the stockholders, such removal may be effected by the affirmative vote of the holders of at least a majority of the outstanding shares of capital stock of the corporation entitled to vote on the election of directors at a meeting of stockholders for that purpose.
Section 3.14 Resignation. Any director may resign at any time upon notice given in writing or by electronic transmission to the chairman or the chief executive officer. A resignation is effective when delivered unless the resignation specifies (i) a later effective date, or (ii) an effective date determined upon the happening of an event or events (including, but not limited to, a failure to receive at least 50% of the votes cast in a director election and the acceptance by the board of the resignation).
ARTICLE IV
NOTICES
Section 4.01. Form of Notice. Whenever, under the provisions of Delaware law, the certificate of incorporation or these by-laws, notice is required to be given to any stockholder, it shall not be construed to mean personal notice, but such notice may be given (a) in writing, by mail, addressed to such stockholder, at his address as it appears on the records of the corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail, or (b) by a form of electronic transmission consented to by the stockholder to whom the notice is given, except to the extent prohibited by Delaware law. Any consent to receive notice by electronic transmission shall be revocable by the stockholder by written notice to the corporation.
Whenever, under the provisions of Delaware law, the certificate of incorporation or of these by-laws, notice is required to be given to any director, such notice may be given personally or by telephone, facsimile transmission, electronic mail, or given in a writing, addressed to such director, at his address as it appears on the records of the corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail.
Section 4.02. Waiver of Notice. Whenever any notice is required to be given under the provisions of the statutes or of the certificate of incorporation or of these by-laws, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

ARTICLE V
OFFICERS
Section 5.01. Officers. The officers of the corporation will be elected by the board of directors. The board of directors, in its discretion, may elect a chairman of the board, a chief executive officer, vice-presidents, a secretary, a treasurer and such other officers as determined by the board of directors from time to time in accordance with Section 5.02 of these by-laws. Any number of offices may be held by the same person, unless otherwise prohibited by the certificate of incorporation, these by-laws or applicable law or regulation. The officers of the corporation need not be stockholders or directors of the corporation, except that the chairman of the board must be a director of the corporation. In the absence of any officer, or if any officer is unable to perform his or her duties or for any reason, the board may delegate any or all of the powers and duties of such officer to any other officer or to any director.
Section 5.02. Additional Officers. The board of directors may appoint such additional officers as it shall deem necessary. Such additional officers shall have such powers, authority and responsibilities as the board may from time to time determine. Each additional officer shall hold his or her office at the pleasure of the board.
Section 5.03. Term; Removal of Officers. The officers of the corporation shall hold office until their successors are chosen and qualify, or until their earlier death, resignation or removal. Any officer may resign at any time by giving written notice to the corporation. Unless stated in the resignation, the acceptance of the resignation shall not be necessary to make it effective. A resignation shall be effective at the time specified in the resignation or, if no time is specified, at the time of receipt. Any officer may be suspended or removed at any time, with or without cause, by the affirmative vote of a majority of the board of directors. Subject to any contractual limitations, the chief executive officer may suspend the powers, duties, authority, responsibilities and compensation of any employee, including any officer, for a period of time sufficient to permit a decision to be made by the board regarding such person’s reinstatement, further suspension or removal. The board may fill any vacancy occurring in any office of the corporation in the same manner as provided for the election or appointment of such person.
Section 5.04. Duties of the Chairman of the Board. The chairman of the board shall preside at all meetings of the stockholders and the board of directors. The chairman shall have such other powers and duties as the directors shall from time to time assign to him.

Section 5.05. Duties of the Chief Executive Officer. The chief executive officer of the corporation shall be the senior executive of the corporation and shall have general control and management of the business affairs and policies of the corporation. Among other things, the chief executive officer shall direct and coordinate the development of short-range and long-range goals and objectives, policies, budgets and operating plans of the corporation and, upon approval by the board of directors, oversee their interpretation, implementation and achievement. In conjunction with the board of directors, the chief executive officer shall establish an organizational hierarchy and delegate authority to other executives regarding policies, contractual commitments, expenditures and personnel matters. The chief executive officer shall represent the corporation to its stockholders, the financial community, industry groups, key customers, governmental representatives and regulatory agencies and the general public. The chief executive officer shall have such other powers and perform such other duties as from time to time may be conferred upon him or her by the board of directors.
Section 5.06. Duties of the Vice-Presidents. The vice-presidents shall perform such duties and have such powers as the board of directors may from time to time prescribe.
Section 5.07. Duties of the Secretary. The secretary shall attend all meetings of the board of directors and all meetings of the stockholders and record all the proceedings of the meetings of the corporation and of the board of directors in a book to be kept for that purpose and shall perform like duties for the standing committees when required. The secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the board of directors, and shall perform such other duties as may be prescribed by the board of directors or the chief executive officer, under whose supervision he or she shall be. The secretary shall have custody of the corporate seal of the corporation and the secretary, or an assistant secretary, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by his or her signature or by the signature of such assistant secretary. The board of directors may give general authority to any other officer to affix the seal of the corporation and to attest the affixing by his or her signature.
Section 5.08. Duties of the Assistant Secretary. The assistant secretary, or if there be more than one, the assistant secretaries in the order determined by the board of directors (or if there be no such determination, then in the order of their election) shall, in the absence of the secretary or in the event of the secretary’s inability or refusal to act, perform the duties and exercise the powers of the secretary and shall perform such other duties and have such other powers as the board of directors may from time to time prescribe.
Section 5.09. Duties of the Treasurer. The treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the corporation in such depositories as may be designated by the board of directors.

The treasurer shall disburse the funds of the corporation as may be ordered by the board of directors, taking proper vouchers for such disbursements, and shall render to the chief executive officer and the board of directors, at its regular meetings, or when the board of directors so requires, an account of all his or her transactions as treasurer and of the financial condition of the corporation.
If required by the board of directors, the treasurer shall give the corporation a bond (which shall be renewed each year) in such sum and with such surety or sureties as shall be satisfactory to the board of directors for the faithful performance of the duties of his or her office and for the restoration to the corporation, in case of his or her death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his or her possession or under his or her control belonging to the corporation.
Section 5.10. Duties of the Assistant Treasurer. The assistant treasurer, or if there shall be more than one, the assistant treasurers in the order determined by the board of directors (or if there be no such determination, then in the order of their election) shall, in the absence of the treasurer or in the event of his or her inability or refusal to act, perform the duties and exercise the powers of the treasurer and shall perform such other duties and have such other powers as the board of directors may from time to time prescribe.
ARTICLE VI
STOCK AND STOCKHOLDERS
Section 6.01. Certificates. Shares of stock of the corporation may be certificated or uncertificated, as provided in the General Corporation Law of Delaware. Every holder of stock in the corporation shall be entitled, upon written request to the corporation or its transfer agent or registrar, to have a certificate signed in the name of the corporation by the chairman of the board of directors, the chief executive officer or a vice-president and the treasurer or an assistant treasurer, or the secretary or an assistant secretary of the corporation and certifying the number of shares owned by such holder in the corporation. Any of or all the signatures on the certificate may be facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue. Certificates representing shares of the Corporation, if any, shall be in such form as the Board of Directors shall prescribe.

Section 6.02. Lost Certificates. The board of directors (through the corporation’s duly authorized officers) may direct a new certificate or certificates, or uncertificated shares, to be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates or of uncertificated shares, the board of directors (through the corporation’s duly authorized officers) may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or his legal representative, to advertise the same in such manner as it shall require and/or to give the corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen or destroyed.
Section 6.03. Record Date. In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the board of directors may fix, in advance, a record date, which shall not be more than sixty nor less than ten days before the date of such meeting, nor more than sixty days prior to any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting: provided, however, that the board of directors may fix a new record date for the adjourned meeting.
Section 6.04. Registered Stockholders. The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.
Section 6.05. Transfers. Where stock of the corporation is presented to the corporation or its proper agents with a request to register transfer, the transfer shall be registered as requested if:
1. (a) In the case of certificated shares, (i) an appropriate person signs on each certificate so presented or signs on a separate document an assignment or transfer of shares evidenced by each such certificate, or signs a power to assign or transfer such shares, or when the signature of an appropriate person is written without more on the back of each such certificate; (ii) reasonable assurance is given that the endorsement of each appropriate person is genuine and effective; and (iii) the corporation or its agents may refuse to register a transfer of shares unless the signature of each appropriate person is guaranteed by an “eligible guarantor institution” as defined in Rule 17Ad-15 under the Securities Act of 1934 or any successor rule or regulation; and

(b) In the case of uncertificated shares, (i) the holder has given proper instructions and (ii) has provided such proof of authenticity as the corporation or its transfer agent or registrar reasonably requires; and
2. All applicable laws relating to the collection of transfer or other taxes have been complied with; and
3. The corporation or its agents are not otherwise required or permitted to refuse to register such transfer.
ARTICLE VII
GENERAL PROVISIONS
Section 7.01. Dividends. Dividends upon the capital stock of the corporation, subject to the provisions of the certificate of incorporation, if any, may be declared by the board of directors pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the certificate of incorporation. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, deem proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the directors shall deem conducive to the interest of the corporation, and the directors may modify or abolish any such reserve in the manner in which it was created.
Section 7.02. Annual Statement. The board of directors shall present at each annual meeting, and at any special meeting of the stockholders when called for by vote of the stockholders, a full and clear statement of the business and condition of the corporation.
Section 7.03. Checks. All checks or demands for money and notes of the corporation shall be signed by such officer or officers or such other person or persons as the board of directors may from time to time designate.
Section 7.04. Fiscal Year. The fiscal year of the corporation shall be fixed by resolution of the board of directors.
Section 7.05. Seal. The corporate seal shall have inscribed thereon the name of the corporation, the year of its organization and the words “Corporate Seal, Delaware.” The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

ARTICLE VIII
AMENDMENTS
Section 8.01. Amendments. These by-laws may be amended or repealed by the board of directors pursuant to the certificate of incorporation or by affirmative vote of the holders of record of shares entitling them to exercise a majority of the voting power on such proposal: provided, however, that the provisions set forth in this Article VIII, in Article II, Sections 2.05 and 2.08 and in Article III, Section 3.13, herein may not be repealed or amended in any respect unless such action is approved by the affirmative vote of the holders of eighty percent (80%) of the stock issued and outstanding and entitled to vote thereon.
ARTICLE IX
INDEMNIFICATION
Section 9.01. Indemnification as of Right for Directors and Officers. Each director or officer of the corporation who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the corporation to the fullest extent permitted by Delaware Law against all expense, liability and loss (including attorneys’ fees, judgments, fines, taxes, penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section 9.02 hereof with respect to proceedings to enforce rights to indemnification, the corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the board. The right to indemnification conferred in this Section 9.01 shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if Delaware Law so requires, expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be advanced only upon delivery to the corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 9.01 or otherwise.

Section 9.02. Enforcement. If a claim under Section 9.01 is not paid in full by the corporation within sixty days after a written claim has been received by the corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. It shall be a defense of the corporation in any suit brought by an indemnitee to enforce a right to indemnification hereunder (but not in a suit to enforce a right to an advancement of expenses) that the indemnitee has not met the applicable standard of conduct set forth in Delaware Law, and a final adjudication that an indemnitee has not met such standard shall entitle the corporation to recover such expenses pursuant to the terms of an undertaking. Neither the failure of the corporation (including the board, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in Delaware Law, nor an actual determination by the corporation (including the board, independent legal counsel or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the corporation to recover an advancement of expenses, the burden of proving that the indemnitee is not entitled to be indemnified in any respect, or to such advancement of expenses, under this Article IX or otherwise shall be on the corporation.
Section 9.03. Discretionary Indemnification for Agents and Employees. The corporation may, to the extent approved or ratified from time to time by the board, grant rights to indemnification, and to the advancement of expenses to any employee or agent of the corporation to the fullest extent contemplated by this Article IX with respect to the indemnification and advancement of expenses of directors and officers of the corporation.
Section 9.04. Article IX Exclusive. The indemnification and advancement of expenses provided by, or granted pursuant to, the other sections of this Article IX shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the corporation’s or any other corporation’s certificate of incorporation or by-laws, other charter documents, agreement, vote of stockholders or disinterested directors or otherwise, or under Delaware Law or any other applicable statute or regulation, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 9.05. Continuation of Indemnification. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article IX shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person, except in any such case to the extent that any grant of rights to indemnification and advancement of expenses pursuant to Section 9.03 otherwise provides, and shall be binding upon any successor to the corporation to the fullest extent permitted by Delaware Law, as from time to time in effect.
Section 9.06. Insurance. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of this Article IX or Delaware Law.
Section 9.07. Certain Definitions. For purposes of this Article, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to a director or officer of the corporation “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants, or beneficiaries. For purposes of determining whether a person has met the applicable standard of conduct set forth in Delaware Law, a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation.”
Section 9.08. Severability. In the event that any provision of this Article IX is determined by a court of competent jurisdiction to require the corporation to do or to fail to do an act which is in violation of applicable law, such provision shall be limited or modified in its application to the minimum extent necessary to avoid a violation of law, and, as so limited or modified, such provision and the balance of this Article IX shall be enforceable by an indemnitee in accordance with its terms.